Exhibit 99

FOR MORE INFORMATION CONTACT:

R. David Martin Chief Financial Officer Action Performance Companies 602-337-3636 or Jeff Schoenborn Burson-Marsteller 212-614-4792 jeffrey schoenborn@nyc.bm.com

Action Performance Reports First Quarter 2004 Results

Industry Continues To Be Impacted by Cautious Retail Environment

Action Secures Three New NASCAR Driver Contracts

Funline Unit Makes Strong Contribution in its First Quarter as an Action Company

     PHOENIX — February 2, 2004 — Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today reported financial results for the fiscal first quarter.

     The company reported revenues of $71.4 million for the quarter ended December 31, 2003, compared to $85.8 million during the same period last year. The company incurred a net loss for the fiscal first quarter of 2004 of $1.7 million, or $0.09 cents per share, compared to net income of $8.0 million, or $0.44 cents per share for the first three months of fiscal 2003.

     Results for this quarter reflect a previously reported aggregate charge of $1.5 million, or $0.05 per share, for settlement of litigation with Dover International Speedway and the write-off of Pontiac NASCAR tooling. In addition, die-cast margins were adversely impacted by product cost issues related to smaller production runs and the ratable amortization of annual tooling depreciation in a low-revenue quarter. However, first quarter results benefited from apparel margins that have returned to historic levels, following a one-time reduction of apparel inventories in fourth quarter of fiscal 2003.

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Action First Quarter Results
Page Two

     “Timing issues surrounding the finalization of sponsor relationships and promotional strategies, compounded by cautious orders by both wholesale distributors and mass retailers, will continue to impact revenues through the fiscal second quarter,” Action Chief Executive Officer Fred Wagenhals said. “These factors led to reduced die-cast order quantities for individual programs and delayed our ability to produce and ship the product and will impact the second quarter of fiscal year 2004 as well.”

     Action also announced that it instituted a price increase for motorsports die-cast products to reflect increases in production and program costs. “We have tried to manage increased product costs arising from product enhancements and program cost increases. However, we now must offset the continued increases in costs,” Action Chief Financial Officer R. David Martin said.

     At the same time, Action is strengthening its position in NASCAR-related product lines by securing two new exclusive driver licensing contracts with Brendan Gaughan and Ricky Craven. Brendan Gaughan will drive the new Kodak car owned by the Penske racing team. Ricky Craven drives the Tide car, which is one of NASCAR’s most popular vehicles. In addition, Action obtained a non-exclusive license for Ward Burton, a seasoned Daytona 500 champion and popular driver.

     The company reported strong first-quarter performance from its Funline Merchandise Co. acquisition and its Action-McFarlane NASCAR figurine joint venture. Funline contributed $13.2 million in revenue in this quarter and was solidly profitable. Action does not consolidate Action-McFarlane revenues, but recorded $564 thousand in joint venture income in this quarter.

     “Funline is performing very well, primarily due to the continued strength of its West Coast Chopper product lines and the successful introduction of the new Muscle Machine and Muscle Tooner models,” Martin said. “We expect that Funline will continue this robust momentum throughout 2004, which will also include the introduction of its Monster Garage product line.”

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Action First Quarter Results
Page Three

     Action reported distribution channel revenues at December 31, 2003 and 2002, in thousands:

	First	First
	Quarter	Quarter
	2003	2002

Domestic Die-cast:
Wholesale distribution and promotion	$11,885	$20,980
Wholesale to mass-merchant retailers	17,836	13,205
Retail through collector’s catalogue club	3,904	6,223
Foreign Die-Cast — wholesale distribution and promotion	9,437	9,152

Total die-cast	43,062	49,560

Domestic Apparel and Other Memorabilia:
Wholesale distribution and promotion	13,253	16,619
Wholesale to mass-merchant retailers	8,468	12,585

Total apparel and other memorabilia:	21,721	29,204
Retail at Trackside	6,096	6,436
Royalties and Other	560	599

Net Sales	$71,439	$85,799

Net Sales from Business Acquired in Fiscal 2003	$13,190	$—

     Action’s December 31, 2003 cash balance fell to $35.8 million from $49.5 million at September 30, 2003, primarily due to a reduction in current liabilities of $15.7 million, a $9.2 million increase in inventories, and capital expenditures of $7.7 million. Working capital was $111.3 million at December 31, 2003, compared to $113.6 million at September 30, 2003.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $5.3 million compared to $19.6 million in the prior year’s quarter. We supplement our consolidated financial statements under generally accepted accounting principles with the presentation of EBITDA, a non-GAAP financial measure. We consider EBITDA to be an important indicator of our operating margin. EBITDA should be considered an addition to, not a substitute for, the Company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of EBITDA to GAAP reporting is attached following the unaudited consolidated financial statements.

     Receivables at December 31, 2003 were $54.0 million compared to $44.0 million at December 31, 2002 and 69.9 million at September 30, 2003. The entire net increase from 2002 was attributable to the addition of $10.1 million in Funline receivables. Receivables from all channels except Funline and Winner’s Circle die-cast decreased from September 30, 2003 amounts. Wholesale die-cast receivables were comparable to amounts at December 31, 2002 in spite of a quarter revenue decrease due to the timing of 2003 shipments at the end of the quarter.

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Action First Quarter Results
Page Four

     Inventories at December 31, 2003 increased $9.2 million over amounts at September 30, 2003. Of this increase, $3.8 million was attributable to Funline, which must build inventories each December in anticipation of annual January production shut downs for Chinese New Year. The remaining increase was primarily due to in-transit inventories, inventory for mass retail shipments delayed until 2004, and an increase in Jeff Hamilton Collection inventories.

     Inventories were as follows, in thousands:

	Dec. 31, 2003	Sept. 30, 2003

Die-Cast:
Motorsports Related:
United States	$7,045	$5,031
Germany	4,469	3,797
Funline	12,324	8,496

Total Die-Cast	23,838	17,324

Apparel and Other:
Motorsports Related	19,912	19,240
Other	8,715	6,668

Total Apparel and Other	28,627	25,908

Total Inventories	$52,465	$43,232

Fiscal 2004 Guidance

     Action left its fiscal 2004 revenue expectations unchanged at $400 million to $425 million, while lowering its 12-month guidance for fully diluted earnings per share to a range of $1.50 to $1.75. Management will reassess its 2004 forecasts each quarter, based on the success of the wholesale die-cast price increase, the realization of less-cautious ordering patterns for licensed NASCAR merchandise from distributors, and the continuation of a return to more normalized mass retail revenue levels.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

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Action First Quarter Results
Page Five

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

Action Performance
Page Six

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
December 31, 2003 and September 30, 2003
(in thousands)

	December 31,	September 30,
	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents	$35,751	$49,462
Accounts receivable, net	54,015	69,890
Inventories	52,465	43,232
Prepaid royalties	6,805	6,540
Taxes receivable	1,014	—
Deferred income taxes	5,295	5,291
Prepaid expenses and other	4,259	3,161

Total Current Assets	159,604	177,576
Long-Term Assets
Property and equipment, net	65,583	62,951
Goodwill	88,877	87,448
Licenses and other intangibles, net	41,675	44,426
Other	2,804	2,357

Total Long-Term Assets	198,939	197,182

	$358,543	$374,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$34,687	$36,734
Accrued royalties	5,186	11,762
Accrued expenses	8,062	11,764
Taxes payable	—	3,156
Current portion of long-term debt	328	567

Total Current Liabilities	48,263	63,983

Long-Term Liabilities:
Long-term debt	34,715	34,425
Deferred income taxes and other	12,094	11,816

Total Long-Term Liabilities	46,809	46,241

Commitments and Contingencies
Minority Interests	2,371	2,941
Shareholders’ Equity	261,100	261,593

	$358,543	$374,758

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Action Performance
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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Three Months Ended December 31, 2003 and 2002
(in thousands, except per share data)

	2003	2002

Net sales	$71,439	$85,799
Cost of sales	54,251	55,277

Gross profit	17,188	30,522

Operating expenses:
Selling, general and administrative	20,138	17,362
Amortization of licenses and other intangibles	941	900

Total operating expenses	21,079	18,262

Income (loss) from operations	(3,891)	12,260

Interest expense	(431)	(579)
Foreign currency gains and losses, net	829	1,361
Earnings from joint venture	564	—
Other income (expense), net	188	(235)

Income (loss) before income taxes	(2,741)	12,807
Income taxes	(1,036)	4,841

Net income (loss)	(1,705)	7,966
Other comprehensive income	1,405	783

Comprehensive income (loss)	$(300)	$8,749

Earnings (Loss) Per Common Share:
Basic	$(0.09)	$0.45
Diluted	$(0.09)	$0.44
Weighted Average Shares Outstanding:
Basic	18,281	17,791
Diluted	18,281	19,003

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Action Performance
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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Three Months Ended December 31, 2003 and 2002
(in thousands)

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,705)	$7,966
Adjustments to reconcile net income to cash provided by (used in) operations-
Depreciation and amortization	7,566	6,249
Stock option tax benefits	74	407
Earnings from joint venture	(564)	—
Other	433	226
Changes in assets and liabilities, net-
Accounts receivable, net	16,211	17,465
Accounts payable and accrued expenses	(3,835)	(8,473)
Income taxes payable	(4,264)	3,833
Inventories	(8,081)	170
Prepaid royalties and accrued royalties	(6,841)	(4,358)
Other	(2,723)	(2,267)

Net cash provided by (used in) operating activities	(3,729)	21,218

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(7,703)	(11,135)
Other	(298)	(407)

Net cash used in investing activities	(8,001)	(11,542)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings — German mortgage	—	3,001
Long-term debt repayments	(320)	(365)
Common stock purchases for treasury	—	(2,024)
Dividends paid — common shareholders	(915)	(532)
Dividends paid — minority interest shareholders	(1,003)	(349)
Stock option and other exercise proceeds	100	251

Net cash used in financing activities	(2,138)	(18)

Effect of exchange rates on cash and cash equivalents	157	380

Net change in cash and cash equivalents	(13,711)	10,038
Cash and cash equivalents, beginning of period	49,462	69,585

Cash and cash equivalents, end of period	$35,751	$79,623

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Action Performance
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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation of EBITDA to GAAP Reporting
Three Months Ended December 31, 2003 and 2002
(in thousands)

	2003	2002

Income (Loss) Before Income Taxes	$(2,741)	$12,807
Interest Expense	431	579
Depreciation and Amortization:
Depreciation — cost of sales	5,325	3,840
Depreciation — operating expenses	1,300	1,509
Amortization of licenses and other intangibles	941	900

Total depreciation and amortization	7,566	6,249

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$5,256	$19,635

The company supplements its consolidated financial statements under generally accepted accounting principles (GAAP) with a presentation of EBITDA, a non-GAAP financial measure. Action Performance considers EBITDA to be an important indicator of its operating margin. EBITDA should be considered an addition to, not a substitute for, the company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP.

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